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                                                                EXHIBIT 99(c)(5)


                    FIRST AMENDMENT TO THE RIGHTS AGREEMENT


     THIS AGREEMENT (the "First Amendment") is made as of this 20th day of October, 1999, by and between Cade Industries, Inc., a Wisconsin corporation (the "Company") and Firstar Bank Milwaukee, N.A. (formerly known as Firstar Trust Company) (the "Rights Agent").

     WHEREAS, the Company entered into a Rights Agreement as of August 4, 1998, with the Rights Agent (the "Rights Agreement"); and

     WHEREAS, the Company and the Rights Agent may, from time to time, supplement or amend and the Company desires to amend the Rights Agreement pursuant to the provisions of Section 27 of the Rights Agreement; and

     WHEREAS, Shareholders are about to enter into a Shareholder Option Agreement, dated October 21, 1999; and

     WHEREAS, the Board of Directors of the Company determined that it is desirable to amend certain provisions of the Rights Agreement as provided herein; and

     WHEREAS, no Triggering Event, Stock Acquisition Date or Separation Date (as defined in Section 1 of the Rights Agreement) has occurred; and

     WHEREAS, this Amendment complies with the terms of the Rights Agreement;
and

     WHEREAS, all acts and things necessary to make this First Amendment to the Rights Agreement a valid, legal and binding instrument of the Company and the Rights Agent have been duly done, performed and fulfilled, and the execution and delivery hereof by each of the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent, respectively,

     NOW, THEREFORE, the Company and the Rights Agent hereby agree that:

     1. Pursuant to Section 27 of the Rights Agreement, the Section 1(a) definition of "Acquiring Person" in the Rights Agreement is hereby amended by inserting a comma and deleting the word "or" at the end of paragraph (v) of
Section 1(a) and inserting at the end of the first sentence thereof after the
"words "control or influence the Company" the following:   "or (vii) United
Technology Corporation, a Delaware corporation, ("UTC") or any Affiliate or Associate of UTC who acquires Beneficial Ownership of Common Stock pursuant to, or in connection with, the Agreement and Plan of Merger dated October 21, 1999 among UTC, Sphere Corporation and the Company as amended from time to time (the "Merger Agreement"), or pursuant to Shareholder Option Agreements, dated October 21, 1999, by and among certain shareholders who are also directors of the Company (colletively, the "Shareholder Option Agreement:) or otherwise as a result of any of the
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transactions contemplated thereby, including, without limitation, the Offer and the Merger (as such terms are defined in the Merger Agreement)."

     2. The definition of "Separation Date" in Section 1(s) of the Rights Agreement is hereby amended by adding the following at the end of such definition: "Notwithstanding the foregoing, neither the Merger Agreement nor the acquisition of Beneficial Ownership of shares of Common Stock pursuant thereto or pursuant to the Shareholder Option Agreement, nor the other transactions contemplated thereby, including, without limitation, the Offer, the Shareholder Option Agreement and the Merger, shall result in the occurrence of a Separation Date".

     3. Section 12 of the Rights Agreement is amended by adding the following at the end of paragraph (a) of Section 12 the following: "This Section 12 will not apply to or affect any transactions entered into between the Company or any of its shareholders and UTC or any of its Affiliates pursuant to the Merger Agreement, including, without limitation, the Merger, the Shareholder Option Agreement or the Offer."

     4. The definition of "Triggering Event" in Section 1(w) of the Rights Agreement is hereby amended by inserting after the words "Flip-Over Event" the following: "but shall not include the acquisition of Beneficial Ownership of shares of Common Stock by UTC or any of its Affiliates or Associates pursuant to the Merger Agreement, the Shareholder Option Agreement and the transactions contemplated thereby, including, without limitation, the Merger or the Offer."

     5. The receipt of the proper notice of the Rights Agent by the Company respecting the name change of the Rights Agent to Firstar Bank Milwaukee, N.A. is confirmed.

     6. Pursuant to Section 26 of the Rights Agreement the address for notices of the Rights Agent shall be as follows:

               Firstar Bank Milwaukee, N.A.
               1555 North RiverCenter Drive, Suite 301
               Milwaukee, WI  53212

     7. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

     8. This First Amendment may be executed in two or more counterparts (by fax or otherwise) and each of such counterparts shall for all purposes be deemed an original and all such counterparts together shall constitute one and the same instrument.

     9. Capitalized terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to them by such terms in the Rights Agreement.
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     10.  If any term, provision, covenant or restriction of this First
Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this First Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     11. The First Amendment shall be deemed to be a contract made under the internal laws of the State of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of Wisconsin applicable to contracts made and to be performed entirely within Wisconsin.

     12. Except to the extent amended hereby, the terms and provisions of the Rights Agreement are hereby ratified and confirmed.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and attested all as of the day and year first written above.

                              CADE INDUSTRIES, INC.

                                  /s/ EDWARD. B. STEPHENS
                              By:__________________________________

                                  Vice President
                              Its:__________________________________

                              FIRSTAR BANK MILWAUKEE, N.A.

                                  /s/ YVONNE SIIRA
                              By:_________________________________

                                   Assistant Vice President
                              Its:_________________________________

                                  /s/ NIKHAT F. QURYSHI
                              By:_________________________________

                                   Assistant Secretary
                              Its:_________________________________



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